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                                                                    EXHIBIT 99.1

                                                      [NAVARRE CORPORATION LOGO]

FOR ADDITIONAL INFORMATION:
Cary Deacon, Corporate Relations            Jim Gilbertson, Chief Financial
Officer                                     Officer
763-535-8333                                763-535-8333
cdeacon@navarre.com                         jgilbert@navarre.com

Joyce Fleck, Vice President Marketing
763-535-8333
jfleck@navarre.com

                   NAVARRE CORPORATION COMPLETES $12.5 MILLION
                                PRIVATE PLACEMENT

     MINNEAPOLIS, MN -- December 16, 2003 -- Navarre Corporation (Nasdaq: NAVR), a leading distributor and publisher of a broad range of home entertainment and multimedia software products, today reported it has completed a $12.5 million private placement to institutional and other accredited investors. The securities sold to the investors included approximately 2.6 million shares of common stock and approximately 650,000 five year warrants to purchase common stock of the company exercisable at $7.00 per share. Net proceeds will be used for, among other things, discharging the company's debt to Hilco Capital, LP and general working capital needs. Craig-Hallum Capital Group LLC acted as the placement agent for the transaction.



     Eric Paulson, Navarre's Chairman and CEO, stated, "This transaction allows us to completely pay off the Hilco debt that the company utilized for the BCI acquisition last month and provide additional funds for general working capital needs. The investors in this private placement have shown confidence in our future, and we appreciate their support."




     ABOUT NAVARRE CORPORATION
     Navarre Corporation (Nasdaq: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content, including PC software, audio and video titles, and interactive games. Encore, Navarre's majority-owned subsidiary, is a leading interactive publisher in the videogame and PC CD-ROM markets. BCI Eclipse, a wholly-owned subsidiary of Navarre Corporation, is recognized as a significant provider of niche DVD/Video products. BCI Eclipse's DVD/Video and audio collection represents exclusively licensed titles and in-house produced CD's and DVD's. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 18,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web site at http://www.navarre.com.



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                                   SAFE HARBOR

"The statements in this press release that are not strictly historical are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, the Company's dependence upon a limited number of large customers that account for a significant part of its business, developments in the retail and consumer markets for prerecorded music products and computer software products, the Company's ability to successfully increase its sales of video and DVD products, retail consumer buying patterns, the ability of the Company and the music industry generally to maintain or increase sales in light of the wide-spread internet-based music swapping and file sharing by consumers, new and different competition in the Company's traditional and new markets, seasonality in its business and the fact that a large portion of the Company's revenues have traditionally been related to the holiday selling season, the Company's ability to successfully act as distributor to on-line retailers, the Company's ability to manage its inventory, the Company's dependence upon recording labels and artists, the Company's dependence upon obtaining and maintaining license agreements with software publishers, the Company's ability to react to changes in the distribution of software and prerecorded music, the Company's dependence upon a key employee, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer who has been with the Company since its inception in 1983, the ability of the Company's majority-owned subsidiary Encore Software, Inc, a videogame and CD-ROM publisher, to successfully develop and distribute new and existing products, the ability of the Company to integrate the business of BCI Eclipse, and the ability of BCI Eclipse to develop and distribute DVD/Video products. A detailed statement of risks and uncertainties is contained in the Company's reports to the Securities and Exchange Commission, including in particular the Company's Form 10-K for the year ended March 31, 2003. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release "NAVARRE CORPORATION COMPLETES $12.5MILLION PRIVATE PLACEMENT", dated December 16, 2003, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release."

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC's public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333.


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